Exhibit 99.2

Capital Resources Group, Inc. 24162 Rochester Lane • Aldie, VA 20105 • Tel (703) 464-9055 • Fax (703) 327-3837

May 21, 2010

Mr. T. Rhett Evatt

President and Chief Executive Officer

Oconee Federal Savings and Loan

115 E. North 2nd Street

P.O. Box 1039.

Seneca, SC 29679-1039

Dear Mr. Evatt:

This letter describes the consulting services that Capital Resources Group, Inc. (“Capital Resources”) proposes to provide Oconee Federal Savings and Loan Association (“Oconee Federal” or the “Bank”), Oconee Federal Savings and Loan MHC (the “MHC”) and the to-be-formed Mid-Tier Holding Company (the “Holding Company”) in connection with the proposed reorganization of Oconee Federal (the “Reorganization”) and offer and sale of certain shares of the common stock of the Holding Company (the “Offering”).

Capital Resources proposes to provide consulting services and serve as your Data Processing Agent pursuant to your Plan of Reorganization (the “Plan”) and Offering. Specifically, the services to be provided shall consist of the following:

I. Reorganization and Offering Consulting

•	Meet with the Board of Directors and senior management, as needed, to inform, educate and answer questions before, during and after the Reorganization, and Offering.

•

Accompany management to the mandatory meeting with OTS-Atlanta to discuss Oconee Federal’s intentions and plans to form a MHC and offer stock to its members. Capital Resources will assist management with the preparation of materials for presentation to the OTS.

•	Assist the Bank in soliciting and evaluating proposals of outside parties necessary for the successful completion of the Reorganization and Offering

•	Lead the Board of Directors and management through the process to ensure a timely, efficient and orderly conclusion of the Reorganization and Offering.

•

Work with management to interface with other outside parties to coordinate data and information requests to minimize duplicative requests, thus relieving management of unnecessary work and minimizing time and effort.

CAPITAL RESOURCES GROUP, INC.

Mr. T. Rhett Evatt

May 21, 2010

II. Business Plan Assistance

•

Assist management in preparing the regulatory business plan required by the OTS. The business plan will include financial projections for a three year period in a quarterly format in a format acceptable to the OTS for both the Holding Company and Bank reflecting the Reorganization and Holding Company and showing the effects of the Offering.

•	Revise and update the business plan as necessary during the regulatory approval process.

III. Data Processing Services

A. Conversion and Consolidation of Member Files

•	Convert depositor and borrower records of Oconee Federal to establish a file (“Member Database”) for the initial mailing of Reorganization and Offering materials, including:

1.	Members holding savings accounts as of the specified eligibility record date;

2.	Members holding savings accounts as of the supplemental eligibility record date; and

3.	Members holding savings accounts and loans as of the “Other Member” date.

•	Build an interim data base as of the latest practical date for the purposes of providing a suspected same ownership report and performing trial test runs with your financial printer.

•

Review and edit Member Database in conjunction with the input of Oconee Federal personnel to identify and correct records with missing names, addresses, phone numbers and/or other incomplete information.

•	Perform a final review of the Member Database to ensure that complete and correct data has been converted.

•	Consolidate accounts with the same registration.

•	Segregate accounts coded “Bad Address” and “No Mail”.

•	Sort and group households for account holders residing at the same address.

•	Provide financial printer with processed data output for imprinting and grouping consolidated household accounts for mailings to minimize mailing costs.

CAPITAL RESOURCES GROUP, INC.

Mr. T. Rhett Evatt

May 21, 2010

B. File Analysis/Solicitation Aids

•	Provide a household aggregate dollar balance range survey for determining a target group for stock order solicitation.

•	Provide zip code surveys for determining a plan for the mailing of Reorganization and Offering packages.

•	Provide geographic surveys for determining the “Blue Sky” states.

•	Provide a telephone deck for stock order solicitation.

•	Provide a list of eligible subscribers coded by eligibility categories according to the requirements of your Plan.

•	Code request cards or subscription forms with eligibility category according to the requirements of your Plan.

C. Proxy Form Preparation and Analysis

•	Provide list of all members entitled to receive a proxy for voting on the Plan.

•	Provide vote range survey for determining a target group for proxy solicitation (if applicable).

•

Provide financial printer with processed data output for imprinting name, address and eligible votes on proxy cards. Processed data to include household and zip code sorts targeted to reduce postage expense.

•	Code IRA and Keogh accounts as applicable.

•	Segregate and produce proxies coded “Bad Address” or “No Mail”.

D. Subscription Preparation

•	Provide financial printer with processed data output for imprinting name, address and eligibility category on stock subscription forms.

•	Coordinate proxy and subscription materials mailing(s) with financial printer.

CAPITAL RESOURCES GROUP, INC.

Mr. T. Rhett Evatt

May 21, 2010

FEE SCHEDULE

Fees for the services offered and described above are as follows:

I.	Reorganization and Offering Consulting: Our consulting fee is $20,000 payable at the rate of $4,000 per month beginning the first month upon acceptance of this agreement.

II.	Business Plan Assistance: Our fee is $40,000 payable in full upon completion of the business plan and its acceptance by the Board of Directors.

III.	Data Processing Services: Our fee is $40,000, payable as follows; $10,000 payable upon execution of this proposal and the commencement of our services; $15,000 upon filing of the; Plan of Reorganization; and, $15,000 upon regulatory approval of the Plan of Reorganization;. Any unusual or additional items or duplication of service required as a result of a material change in the regulations or the Plan or the Reorganization or the Offering or a material delay or other similar events may result in extra charges that will be covered in a separate agreement if and when they occur.

The fees above are exclusive of direct out-of-pocket expenses incurred by us in performing our duties. Such expenses, which typically include items such as travel, lodging, meals, communication, shipping/postage, and supplies, will be itemized and billed separately and shall not exceed $10,000 without prior approval of Oconee Federal.

ADDITIONAL PROVISIONS

1. Oconee Federal will provide or provide access to all information Capital Resources may normally request in order to carry out the duties under this Agreement. The information shall include, but not be limited to financial data including audits, Reports of Examination, budgets, customer names, addresses and tax identification numbers of all persons or entities holding deposits and loans in Oconee Federal.

2. Capital Resources may subcontract with any one or more of its affiliates to perform part or all of its obligations herein with diligence and in a workmanlike manner, and shall not be liable or responsible for delays or errors occurring by reason of circumstances beyond its control, including acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical or electronic devices breakdown, flood or catastrophe, acts of God, insurrection, war, riots or failure of communication or power supply.

3. Oconee Federal agrees to indemnify and hold Capital Resources and its affiliates and their respective partners, directors, officers, employees, agents and controlling persons (Capital Resources and each such person being an “Indemnified Party”) harmless from and against any and all losses, damages, liabilities, claims and expenses including legal fees for counsel, joint or

CAPITAL RESOURCES GROUP, INC.

Mr. T. Rhett Evatt

May 21, 2010

several, to which such Indemnified Party may become subject under applicable federal or state law, or otherwise, related to or arising out of the engagement, unless caused in whole or in part by the gross negligence or willful misconduct by Capital Resources under this Agreement, as determined by a court of competent jurisdiction to have resulted primarily from Capital Resources’ willful misconduct, bad faith or gross negligence. Under no circumstances shall Capital Resources be responsible for special or consequential damages arising out of Capital Resources’ performance of its duties under this Agreement.

4. All data relating to Oconee Federal and provided to Capital Resources pursuant to this Agreement will be safeguarded by us. Capital Resources will not disclose confidential information to third persons except as provided in Paragraph 5 below.

5. While all data submitted by Oconee Federal hereunder is regarded to be disclosed in confidence, nothing herein shall prevent or prohibit disclosure by Capital Resources of any information if it has been made public or if required to be disclosed by any provision of law, rule or regulation, or in those cases where Capital Resources is satisfied that it is liable to any governmental agency or third person, or will be held in contempt for failure to disclose such information.

6. Capital Resources shall have no duties or obligations other than those specifically set forth herein.

7. Should Oconee Federal decide, at any time during the Reorganization process, to discontinue such Reorganization, Oconee Federal shall be required to pay Capital Resources only for such work as has been completed up to the time that the Reorganization process was stopped, based on an equitable proration of the fee.

MISCELLANEOUS

The following addresses shall be sufficient for written notices to each other:

If to you:	If to us:
Oconee Federal Savings and Loan	Capital Resources Group, Inc.
Association	24162 Rochester Lane
115 E. North 2nd Street	Aldie, VA 20105
P.O. Box 1039
Seneca, SC 29679-1039	Attention: David P. Rochester

Attention: Mr. T. Rhett Evatt

CAPITAL RESOURCES GROUP, INC.

Mr. T. Rhett Evatt

May 21, 2010

This Agreement constitutes the entire Agreement between the parties and cannot be changed orally.

To engage our services, please sign two copies of this letter in the space provided below and return one of the signed copies to me along with the initial retainer.

We look forward to working with you and the others at Oconee Federal on this most important project.

Sincerely,

CAPITAL RESOURCES GROUP, INC.

David P. Rochester Chairman and Chief Executive Officer

Agreed To and Accepted By:

Oconee Federal Savings and Loan Association

/s/ T. Rhett Evatt	Date:	6/11/10
T. Rhett Evatt.
President and Chief Executive Officer